UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 24, 2017

XOMA CORPORATION

(Exact name of registrant as specified in its charter)

000-14710	Delaware	52-2154066
(Commission File Number)	(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

2910 Seventh Street, Berkeley, California	94710
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (510) 204-7200

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement

License Agreements

Effective August 24, 2017, XOMA (US) LLC (“XOMA US”), a wholly owned subsidiary of XOMA Corporation (“XOMA”) and Novartis Pharma AG (“Novartis”) entered into a license agreement (the “License Agreement”) pursuant to which XOMA US has granted to Novartis an exclusive, world-wide, royalty-bearing license to XOMA’s program relating to gevokizumab, a novel anti-IL-1 beta allosteric monoclonal antibody (the “Program”).

Under the License Agreement, Novartis will have worldwide rights to the Program and will be solely responsible for the development and commercialization of antibodies and products containing antibodies arising from the Program. XOMA will transfer certain proprietary know-how, materials and inventory relating to the Program to Novartis. XOMA will receive an approximately $16 million upfront payment and Novartis will repay in its entirety the approximately €12 million of debt will be owed by XOMA to Les Laboratoires Servier, and upon receipt of such repayment the loan documents relating to the same will be terminated (“Servier Loan Repayment”). Based on the achievement of pre-specified criteria, XOMA also is eligible to receive up to $438 million in development, regulatory and commercial milestones. XOMA is also eligible to receive royalties on sales of licensed products from the Program, which are tiered based on sales levels and range from a high-single digit percentage rate to up to a mid-double-digit percentage rate.

Novartis’ obligation to pay such development and commercialization milestones will continue for so long as Novartis is developing or selling products under the License Agreement, subject to the maximum milestone payment amounts set forth above. Novartis’ obligation to pay royalties with respect to a particular product and country will continue for the longer of the date of expiration of the last valid patent claim covering the product in that country, or ten years from the date of the first commercial sale of the product in that country.

The License Agreement contains customary termination rights relating to material breach by either party. Novartis also has a unilateral right to terminate the License Agreement on a product-by-product and country-by-country basis or in its entirety on six months’ notice.

In addition, in connection with the execution of the License Agreement, XOMA US and Novartis Institutes for BioMedical Research, Inc. are expected to execute an amendment to their Secured Note Agreement, dated May 26, 2005, as amended, to extend the maturity date to September 30, 2022.

On August 24, 2017, pursuant to a separate agreement (the “IL-1 Beta Target Agreement”), XOMA US granted to Novartis a non-exclusive license to its intellectual property covering the use of IL-1 beta targeting antibodies in the treatment of cardiovascular disease and other diseases and conditions, and an exclusive option to obtain an exclusive license to such intellectual property for the treatment of cardiovascular disease. Under the IL-1 Beta Target Agreement, XOMA will receive a $10 million upfront payment and is eligible to receive low-single-digit royalties on canakinumab sales in cardiovascular indications. XOMA also granted to Novartis an exclusive option to convert its non-exclusive license with respect to cardiovascular indications into an exclusive license. Should Novartis exercise this option, the royalties will increase to the mid-single digits, and Novartis will have the right of first negotiation with respect to certain transactions relating to the licensed intellectual property.

Purchase Agreement

On August 24, 2017, XOMA entered into a common stock purchase agreement (the “Purchase Agreement”) with Novartis, pursuant to which XOMA agreed to issue and sell to Novartis 539,131 shares of its common stock, par value $0.0075 per share (the “Common Stock”), at a price per share of approximately $9.2742, representing a 25% premium of the 30-day average of the closing prices of XOMA’s Common Stock preceding the execution of the Purchase Agreement (the “Shares”), for the aggregate purchase price of $5.0 million.

The Shares will be issued in reliance upon the exemption from registration provided by Section 4(a)(2) under the Securities Act of 1933, as amended (the “Securities Act”). The Purchase Agreement contains representations to support XOMA’s reasonable belief that Novartis has had access to information concerning XOMA’s operations and financial condition, that it is acquiring the Shares for its own account and not with a view to the distribution thereof, and that it is an “accredited investor” as defined by Rule 501 promulgated under the Securities Act.

The descriptions of the License Agreement, the IL-1b Target Agreement, and the Purchase Agreement contained herein do not purport to be complete and are qualified in their entirety by reference to such agreements, together with the exhibits thereto, copies of which will be filed as exhibits to XOMA’s Quarterly Report on Form 10-Q for the period ending September 30, 2017.

Item 1.02 Termination of Material Definitive Agreement.

The information set forth under Item 1.01 related to the Servier Loan Repayment of this Current Report on Form 8-K is incorporated by reference into this Item 1.02.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 related to the Purchase Agreement of this Current Report on Form 8-K is incorporated by reference into this Item 3.02. This Current Report on Form 8-K is not an offer to sell or the solicitation of an offer to buy shares of Common Stock or other securities of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XOMA CORPORATION

Date: August 28, 2017
/s/ Thomas Burns
Thomas Burns
Senior Vice President, Finance and Chief Financial Officer